EXHIBIT 99


April 12, 2002

For Immediate Release               Contact:  Douglas Stewart, CEO
                                               Debra Geuy, CFO


    PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS AND
                                DECLARES DIVIDEND

Sidney, Ohio; NASD-NMS "PSFC"

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's third quarter earnings for the fiscal year ending June 30, 2002.

Net income for the three months ended March 31, 2002 was $174,000, or $0.13 basic and diluted earnings per share compared to $231,000, or $0.16 basic and diluted earnings per share for the three months ended March 31, 2001. The difference in this comparison is primarily the result of the after tax gain of $61,000 on the sale of a security during the three months ended March 31, 2001.

The Corporation earned net income of $473,000, or $0.34 basic and diluted earnings per share for the nine months ended March 31, 2002. This compares to $562,000, or $0.40 basic and diluted earnings per share for the same nine months a year ago. The decrease in net income was primarily due to the additional cost associated with the opening of a new branch office during June 2001 partially offset by an increase in net interest income. The Corporation also realized a gain on the sale of a security during the nine months ended March 31, 2001.

Stewart also commented that the Association's newest office in the Wal-Mart Superstore, which opened in June 2001, continues to show growth in both deposit and loan activity and has become very popular with our increased customer base who enjoy the extended hours and the one-stop shop and bank convenience.


PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS AND DECLARES DIVIDEND

April 12, 2002




On April 11, 2002, the board of directors declared a quarterly dividend of $0.09 per share for record holders as of May 1, 2002. The payable date for this dividend will be May 15, 2002.

Peoples Federal operates offices in Sidney, Anna and Jackson Center, Ohio. The Corporation's assets totaled $138 million with $17 million in shareholders' equity at March 31, 2002.


    When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

    The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.